Exhibit 99.1
FOR IMMEDIATE RELEASE
June 25, 2008
Contacts: (Analysts) Kris Wenker (763) 764-2607
(Media) Tom Forsythe (763) 764-6364
GENERAL MILLS REPORTS FISCAL 2008 RESULTS
Net Sales Grew 10 Percent to $13.7 Billion
Segment Operating Profits Increased 6 Percent to $2.4 Billion
Net Earnings Totaled $3.71 per Share Including Certain Non-cash Items
Company Sees Growth Continuing in Fiscal 2009
     MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the fourth quarter and full 2008 fiscal year. For the fiscal year ended May 25, 2008, General Mills net sales grew 10 percent to $13.7 billion. Volume (measured in pounds) contributed 3 points of sales growth. Segment operating profits grew 6 percent to $2.4 billion despite higher input costs and a 13 percent increase in consumer marketing expense. Net earnings grew 13 percent to $1.3 billion including non-cash net gains from mark-to-market valuation of certain commodity positions and a favorable ruling related to a tax contingency. (These non-cash items are discussed in the section titled Corporate Items below). Diluted earnings per share (EPS) totaled $3.71 including $0.19 from the commodity and tax items. Excluding these items, earnings per share would have totaled $3.52 for the year, up 11 percent from reported earnings of $3.18 per share a year ago.
     Chairman and Chief Executive Officer Ken Powell said, “Fiscal 2008 was a strong year for General Mills. Sales and operating profit grew for all three of our major business segments. We posted particularly good growth in the fourth quarter, and we’ve carried momentum into the start of 2009.”
Fourth Quarter Results
Net sales for the fourth quarter of 2008 increased 13 percent to $3.5 billion. Volume contributed 3 points of sales growth, pricing and mix added 8 points, and foreign currency exchange accounted for 2 points of growth. Segment operating profits of $517 million rose 5 percent, despite higher input costs and a 20 percent increase in consumer marketing expense in the quarter. Net earnings were $185 million including a reduction of the mark-to-market valuation of certain commodity positions from a net gain of $168 million at the end of the third quarter to a net gain of $57 million at the end of the fiscal year. This reduction was primarily due to declines in key commodity market prices from the prevailing levels recognized last quarter. Excluding this $111 million pre-tax mark-to-market reduction, diluted earnings per share would have been 73 cents, up 18 percent from 62 cents per share reported for the fourth quarter a year ago.
U.S. Retail Segment Results
Fiscal 2008 net sales for General Mills’ domestic retail operations grew 7 percent to nearly $9.1 billion with volume contributing 3 points of growth. Segment operating profits rose 4 percent to reach $2.0 billion, including a 12 percent increase in consumer marketing expense.
     Net sales for the Snacks division increased 12 percent in 2008, led by grain snacks such as Nature Valley granola bars and Fiber One bars. Yoplait sales grew 10 percent, fueled by Yoplait Light yogurt, Yo-Plus yogurt with probiotic cultures and fiber, and new Fiber One yogurt. Net sales for the Baking Products division grew 9 percent including gains for Betty Crocker cookie mixes, Gold Medal flour and the launch of Warm Delights Minis microwavable desserts. Small Planet Foods sales were up 6 percent. Big G cereals net sales rose 5 percent, with strong performance from core brands including Fiber One and the market-leading Cheerios franchise. The Meals division posted a 5 percent net sales increase, led by Progresso ready-to-

serve soups. Sales for Pillsbury USA also grew 5 percent, reflecting growth by Totino’s frozen pizza and hot snacks, and Pillsbury refrigerated baked goods.
     For the fourth quarter, U.S. Retail net sales grew 9 percent with volume up 6 percent. Yoplait, Big G and Pillsbury USA led the growth. Operating profit increased 5 percent, including 20 percent growth in consumer marketing expense for the period.
International Segment Results
Net sales for General Mills’ consolidated international businesses grew 21 percent in 2008 to $2.6 billion. Volume contributed 6 points of growth, price and mix were up 6 points, and favorable currency exchange added another 9 points. The company recorded sales growth in every region where it operates. In Canada, net sales grew 14 percent for the year, primarily reflecting favorable currency exchange. Net sales in Europe rose 19 percent. In the Asia-Pacific region, net sales grew 25 percent, and net sales in Latin America were up 31 percent. International segment operating profits rose 25 percent to $269 million despite higher input costs and double-digit growth in consumer marketing expense.
     For the fourth quarter, International net sales grew 21 percent to $681 million. Volume increased 3 percent, price and mix contributed 9 points of growth, and foreign currency exchange added the remaining 9 points. Fourth-quarter operating profits rose 10 percent to $61 million.
Bakeries & Foodservice Segment Results
Net sales for the Bakeries & Foodservice division grew 11 percent to exceed $2.0 billion. Pricing actions related to higher input costs more than offset a 3 percent volume decline attributable in part to the absence of volume from businesses divested in the past year. Sales in the bakery channel were up 19 percent, and sales to foodservice distributors and restaurant customers grew at a mid single-digit rate. Pricing and grain merchandising earnings drove 12 percent operating profit growth for the year.
     Fourth-quarter net sales for Bakeries & Foodservice increased 23 percent to $572 million. Operating profits of $27 million were down 7 percent driven by grain merchandising results.
Joint Ventures
After-tax earnings from joint ventures totaled $111 million in 2008. These results include a net $8 million after-tax gain from an asset sale associated with Cereal Partners Worldwide (CPW) restructuring activities in the United Kingdom. Last year’s joint venture results included an $8 million after-tax charge associated with the restructuring actions. Excluding restructuring impacts from both years, joint venture earnings would be $103 million in 2008, up 27 percent from $81 million last year. CPW net sales grew 23 percent in 2008, and net sales for the company’s Haagen-Dazs joint ventures in Asia grew 16 percent.
     Fourth quarter after-tax earnings from joint ventures totaled $31 million, up from $15 million a year earlier. Net sales for CPW grew 25 percent in the quarter, and net sales for the Haagen-Dazs joint ventures increased by a strong double digit rate.
Corporate Items
Restructuring, impairment and other exit costs totaled $21 million for the year. In addition, $18 million of associated costs (primarily accelerated depreciation of assets in facilities to be sold) are included in corporate unallocated expense in our operating segment results, and are recorded in cost of sales in the consolidated statements of earnings.
     Total corporate unallocated expense was $157 million, down from $163 million last year. This year’s total includes the $57 million net gain related to mark-to-market valuation of certain commodity positions. Fourth-quarter corporate unallocated expense was $183 million. Excluding the $111 million reduction in mark-to-market valuation, fourth-quarter corporate unallocated expense would have been $72 million compared to $44 million in the same period last year.
     Net interest expense in 2008 totaled $422 million, down 1 percent from the previous year. Fourth quarter interest expense was $90 million, down 14 percent from last year due to lower rates. The effective tax rate for 2008 was 34.4 percent including the effect of a favorable tax ruling recognized in the third quarter. Last year’s effective tax rate was 34.3 percent.
Cash Flow Items
Cash flow from operations totaled $1.7 billion in 2008. Capital expenditures totaled $522 million for the year. Dividends per share in 2008 grew 9 percent to $1.57. On June 23, 2008, the company announced an increase in the quarterly dividend rate to $0.43 per share, payable August 1, 2008 to shareholders of record July 10,

2008. During 2008, General Mills repurchased about 25 million shares of common stock at an average price of $58. Average diluted shares outstanding declined from 360 million in 2007 to 347 million in 2008.
Fiscal 2009 Outlook
Commenting on fiscal 2009, Powell said, “Our plans call for another year of good sales and earnings growth despite an estimated 9 percent increase in supply chain costs. Net sales are expected to grow at a mid single-digit rate, driven primarily by price and mix. Segment operating profits are also expected to grow at a mid single-digit rate, in line with our long-term model.”
     Diluted earnings per share will continue to include mark-to-market valuation of commodity positions, but the company cannot predict its effect on earnings. Assuming no mark-to-market impact in fiscal 2009, earnings are expected to be between $3.78 and $3.83 per share for the year, representing growth of 7 to 9 percent from the $3.52 EPS excluding tax and commodity items in fiscal 2008.
     General Mills will hold a briefing for investors today, June 25, 2008, beginning at 9:00 a.m. EDT. You may access the web cast from General Mills’ corporate home page: www.generalmills.com.
Total company segment operating profit is a non-GAAP measure. Reconciliation of this measure to the relevant GAAP measure (operating profit) appears in the attached operating segment results schedule. Earnings per share excluding certain non-cash items is also a non-GAAP measure. Reconciliation of this measure to the relevant GAAP measure (earnings per share) appears in Note 9 to the attached consolidated financial statements.
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2009 Outlook” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to hedge price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect any future events or circumstances.
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GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions, Except per Share Data)

	Fiscal Year
	2008	% Change	2007	% Change	2006
Net sales	$13,652.1	9.7%	$12,441.5	6.2%	$11,711.3

Cost of sales	8,778.3	10.3%	7,955.1	5.4%	7,544.8

Selling, general, and administrative expenses	2,625.0	9.9%	2,389.3	9.7%	2,177.7

Restructuring, impairment, and other exit costs	21.0	(46.6%)	39.3	31.9%	29.8

Operating profit	2,227.8	8.3%	2,057.8	5.0%	1,959.0

Interest, net	421.7	(1.1%)	426.5	6.7%	399.6

Earnings before income taxes and after-tax earnings from joint ventures	1,806.1	10.7%	1,631.3	4.6%	1,559.4

Income taxes	622.2	11.1%	560.1	4.0%	538.3

After-tax earnings from joint ventures	110.8	52.4%	72.7	5.1%	69.2

Net earnings	$1,294.7	13.2%	$1,143.9	4.9%	$1,090.3

Earnings per share — basic	$3.86	17.0%	$3.30	8.2%	$3.05

Earnings per share — diluted	$3.71	16.7%	$3.18	9.7%	$2.90

Dividends per share	$1.57	9.0%	$1.44	7.5%	$1.34

	Fiscal Year
		Basis Pt		Basis Pt
	2008	Change	2007	Change	2006
Comparisons as a % of net sales:
Gross margin	35.7%	(40)	36.1%	50	35.6%
Selling, general, and administrative expenses	19.2%	—	19.2%	(60)	18.6%
Operating profit	16.3%	(20)	16.5%	(20)	16.7%
Net earnings	9.5%	30	9.2%	(10)	9.3%
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 25,	May 27,
	2008	2007	% Change
Net sales	$3,471.1	$3,060.9	13.4%

Cost of sales	2,438.9	1,989.5	22.6%

Selling, general, and administrative expenses	698.3	624.1	11.9%

Restructuring, impairment, and other exit costs (income)	(1.3)	41.6	(103.1%)

Operating profit	335.2	405.7	(17.4%)

Interest, net	89.9	104.2	(13.7%)

Earnings before income taxes and after-tax earnings from joint ventures	245.3	301.5	(18.6%)

Income taxes	91.2	92.0	(0.9%)

After-tax earnings from joint ventures	31.1	14.6	113.0%

Net earnings	$185.2	$224.1	(17.4%)

Earnings per share — basic	$0.55	$0.65	(15.4%)

Earnings per share — diluted	$0.53	$0.62	(14.5%)

Dividends per share	$0.40	$0.37	8.1%

	Quarter Ended
	May 25,	May 27,	Basis Pt
	2008	2007	Change
Comparisons as a % of net sales:
Gross margin	29.7%	35.0%	(530)
Selling, general, and administrative expenses	20.1%	20.4%	30
Operating profit	9.7%	13.3%	(360)
Net earnings	5.3%	7.3%	(200)
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENT RESULTS
(Unaudited)

	Fiscal Year
In millions	2008	% Change	2007	% Change	2006

Net sales:
U.S. Retail	$9,072.0	6.8%	$8,491.3	4.4%	$8,136.3
International	2,558.8	20.5%	2,123.4	15.6%	1,837.0
Bakeries and Foodservice	2,021.3	10.6%	1,826.8	5.1%	1,738.0

Total	$13,652.1	9.7%	$12,441.5	6.2%	$11,711.3

Operating profit:
U.S. Retail	1,971.2	3.9%	1,896.6	5.3%	1,801.4
International	268.9	24.7%	215.7	11.2%	193.9
Bakeries and Foodservice	165.4	11.9%	147.8	27.1%	116.3

Total segment operating profit	$2,405.5	6.4%	$2,260.1	7.0%	$2,111.6

Unallocated corporate expense	156.7	(3.9%)	163.0	32.7%	122.8
Restructuring, impairment, and other exit costs	21.0	(46.6%)	39.3	31.9%	29.8

Operating profit	$2,227.8	8.3%	$2,057.8	5.0%	$1,959.0

	Fiscal Year
		Basis Pt		Basis Pt
	2008	Change	2007	Change	2006

Segment operating profit as a % of net sales:
U.S. Retail	21.7%	(60)	22.3%	20	22.1%
International	10.5%	30	10.2%	(40)	10.6%
Bakeries and Foodservice	8.2%	10	8.1%	140	6.7%

Total segment operating profit	17.6%	(60)	18.2%	20	18.0%

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENT RESULTS
(Unaudited)

	Quarter Ended
	May 25,	May 27,
In millions	2008	2007	% Change

Net sales:
U.S. Retail	$2,218.5	$2,031.9	9.2%
International	680.9	563.4	20.9%
Bakeries and Foodservice	571.7	465.6	22.8%

Total	$3,471.1	$3,060.9	13.4%

Operating profit:
U.S. Retail	427.9	406.7	5.2%
International	61.4	55.7	10.2%
Bakeries and Foodservice	27.3	29.3	(6.8%)

Total segment operating profit	$516.6	$491.7	5.1%

Unallocated corporate expense	182.7	44.4	311.5%
Restructuring, impairment, and other exit costs (income)	(1.3)	41.6	(103.1%)

Operating profit	$335.2	$405.7	(17.4%)

	Quarter Ended
	May 25,	May 27,	Basis Pt
	2008	2007	Change

Segment operating profit as a % of net sales:
U.S. Retail	19.3%	20.0%	(70)
International	9.0%	9.9%	(90)
Bakeries and Foodservice	4.8%	6.3%	(150)

Total segment operating profit	14.9%	16.1%	(120)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited) (In Millions, Except Par Value)

	May 25,	May 27,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$661.0	$417.1
Receivables	1,081.6	952.9
Inventories	1,366.8	1,173.4
Prepaid expenses and other current assets	510.6	443.1
Deferred income taxes	—	67.2

Total current assets	3,620.0	3,053.7

Land, buildings, and equipment	3,108.1	3,013.9
Goodwill	6,786.1	6,835.4
Other intangible assets	3,777.2	3,694.0
Other assets	1,750.2	1,586.7

Total assets	$19,041.6	$18,183.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$937.3	$777.9
Current portion of long-term debt	442.0	1,734.0
Notes payable	2,208.8	1,254.4
Other current liabilities	1,239.8	2,078.8
Deferred income taxes	28.4	—

Total current liabilities	4,856.3	5,845.1

Long-term debt	4,348.7	3,217.7
Deferred income taxes	1,454.6	1,433.1
Other liabilities	1,923.9	1,229.9

Total liabilities	12,583.5	11,725.8

Minority interests	242.3	1,138.8

Stockholders’ equity:

Common stock, 377.3 and 502.3 shares issued, $0.10 par value	37.7	50.2
Additional paid-in capital	1,149.1	5,841.3
Retained earnings	6,510.7	5,745.3
Common stock in treasury, at cost, shares of 39.8 and 161.7	(1,658.4)	(6,198.0)
Accumulated other comprehensive income (loss)	176.7	(119.7)

Total stockholders’ equity	6,215.8	5,319.1

Total liabilities and equity	$19,041.6	$18,183.7

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In Millions)

	Fiscal Year
	2008	2007
Cash Flows — Operating Activities
Net earnings	$1,294.7	$1,143.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	459.2	417.8
After-tax earnings from joint ventures	(110.8)	(72.7)
Stock-based compensation	133.2	127.1
Deferred income taxes	109.4	26.0
Distributions of earnings from joint ventures	83.1	45.2
Pension, other postretirement, and postemployment benefit costs	(24.8)	(53.6)
Restructuring, impairment, and other exit costs (income)	(1.7)	39.1
Changes in current assets and liabilities	(182.4)	76.0
Other, net	(30.0)	2.4

Net cash provided by operating activities	1,729.9	1,751.2

Cash Flows — Investing Activities
Purchases of land, buildings, and equipment	(522.0)	(460.2)
Acquisitions	0.6	(83.4)
Investments in affiliates, net	64.6	(100.5)
Proceeds from disposal of land, buildings, and equipment	25.9	13.8
Proceeds from disposal of businesses	—	13.5
Other, net	(11.5)	19.7

Net cash used by investing activities	(442.4)	(597.1)

Cash Flows — Financing Activities
Change in notes payable	946.6	(280.4)
Issuance of long-term debt	1,450.0	2,650.0
Payment of long-term debt	(1,623.4)	(2,323.2)
Settlement of Lehman Brothers forward purchase contract	750.0	—
Repurchase of Series B-1 limited membership interests in General Mills Cereals, LLC (GMC)	(843.0)	—
Repurchase of General Mills Capital, Inc. preferred stock	(150.0)	—
Proceeds from sale of Class A limited membership interests in GMC	92.3	—
Common stock issued	191.4	317.4
Tax benefit on exercised options	55.7	73.1
Purchases of common stock for treasury	(1,432.4)	(1,320.7)
Dividends paid	(529.7)	(505.2)
Other, net	(0.5)	(9.1)

Net cash used by financing activities	(1,093.0)	(1,398.1)

Effect of exchange rate changes on cash and cash equivalents	49.4	13.7

Increase (decrease) in cash and cash equivalents	243.9	(230.3)
Cash and cash equivalents — beginning of year	417.1	647.4

Cash and cash equivalents — end of year	$661.0	$417.1

Cash Flow from Changes in Current Assets and Liabilities
Receivables	$(94.1)	$(24.2)
Inventories	(165.1)	(116.0)
Prepaid expenses and other current assets	(65.9)	(44.9)
Accounts payable	125.1	87.8
Other current liabilities	17.6	173.3

Changes in current assets and liabilities	$(182.4)	$76.0

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.
(2)	For fiscal 2008, unallocated corporate expense totaled $156.7 million compared to $163.0 million for the same period last year. During fiscal 2008, we recognized a net gain of $57.0 million related to the mark-to-market valuation of certain commodity positions and a previously deferred gain of $10.8 million on the sale of a corporate investment. These gains were offset by $25.6 million of foreign exchange transaction losses, $18.5 million of charges to cost of sales, primarily accelerated depreciation on long-lived assets associated with previously announced restructuring actions, and $10.9 million of expense related to the remarketing of minority interests as discussed in Note 5 below.

Unallocated corporate expense totaled $182.7 million in the fourth quarter of fiscal 2008 compared to $44.4 million in the same period in fiscal 2007. The change is largely driven by a $111.1 million reduction in the mark-to-market valuation of certain commodity positions, primarily due to the decline in key commodity market prices from the prevailing levels recognized in the third quarter.

(3)	During fiscal 2008, we recorded costs of restructuring, impairment, and other exit activities as follows:
Expense (income), in millions

Closure of Poplar, Wisconsin plant	$2.7
Closure and sale of Allentown, Pennsylvania frozen waffle plant	9.4
Closure of Trenton, Ontario frozen dough plant	10.9
Restructuring of production scheduling and discontinuation of cake products line at Chanhassen, Minnesota plant	1.6
Gain on sale of previously closed Vallejo, California plant	(7.1)
Charges associated with restructuring actions previously announced	3.5

Total restructuring, impairment, and other exit costs	$21.0
Charges to cost of sales, primarily accelerated depreciation at Trenton and Poplar	18.5

Total cost of restructuring, impairment and other exit activities	$39.5

(4)	During fiscal 2008, CPW recorded a gain related to a previously announced restructuring action, primarily from the sale of a manufacturing facility. Our after-tax share of that gain, net of accelerated depreciation charges, was $11.4 million. In addition, CPW recorded new restructuring and impairment charges during the year. Our after-tax share of those charges was $3.2 million. In fiscal 2008, the 8th Continent soymilk business was sold. Our 50 percent share of the after-tax gain on the sale was $2.2 million, of which $1.7 million was recorded in the third quarter. We will record an additional after-tax gain of up to $0.5 million in the first quarter of fiscal 2010 if certain conditions related to the sale are satisfied. These items are all recorded in after-tax earnings from joint ventures in our Consolidated Statements of Earnings.
(5)	On August 7, 2007, we repurchased for a net amount of $843.0 million all of the outstanding Series B-1 limited membership interests (Series B-1 Interests) previously issued by our GMC subsidiary as part of a required remarketing of those interests. The purchase price reflected the Series B-1 Interests’ original capital account balance of $835.0 million and $8.0 million of capital account appreciation attributable and paid to the third party holder of the Series B-1 Interests. The capital appreciation paid to the third party holder of the Series B-1 Interests was recorded as a reduction to retained earnings, a component of stockholders’ equity, on the Consolidated Balance Sheets, and reduced net earnings available to common stockholders in our basic and diluted earnings per share calculations. We used commercial paper to fund the repurchase.

We and the third party holder of all of GMC’s outstanding Class A limited membership interests (Class A Interests) agreed to reset, effective on June 28, 2007, the preferred rate of return applicable to the Class A Interests to the sum of 3 month LIBOR plus 65 basis points. On June 28, 2007, we also sold $92.3 million of additional Class A Interests to the same third party. There was no gain or loss associated with these transactions. As of May 25, 2008, the carrying value of all outstanding Class A Interests on our Consolidated

Balance Sheets was $242.3 million, and the capital account balance of the Class A Interests upon which preferred distributions are calculated was $248.1 million.

On June 28, 2007, we repurchased for $150.0 million all of the outstanding Series A preferred stock of our subsidiary General Mills Capital, Inc. using proceeds from the sale of the Class A Interests and commercial paper. There was no gain or loss associated with this repurchase.

(6)	Basic and diluted earnings per share (EPS), including the impact of the adoption of SFAS 123R in fiscal 2007, were calculated as follows:

	Quarter Ended		Fiscal Year
	May 25,	May 27,
In millions, Except per Share Data	2008	2007	2008	2007	2006

Net earnings — as reported	$185.2	$224.1	$1,294.7	$1,143.9	$1,090.3
Capital appreciation paid on Series B-1 interests in GMC (a)	—	—	(8.0)	—	—
Interest on zero coupon contingently convertible debentures, after tax	—	—	—	—	9.0

Net earnings for diluted earnings per share calculation	$185.2	$224.1	$1,286.7	$1,143.9	$1,099.3

Average number of common shares — basic earnings per share	336.9	344.9	333.0	346.5	357.7
Incremental share effect from:
Stock options	11.0	11.6	10.6	10.7	6.1
Restricted stock, restricted stock units, and other	2.8	2.4	2.8	2.0	2.1
Forward purchase contract (b)	—	1.5	0.5	1.0	—
Zero coupon contingently convertible debentures	—	—	—	—	12.9

Average number of common shares — diluted earnings per share	350.7	360.4	346.9	360.2	378.8

Earnings per share — Basic	$0.55	$0.65	$3.86	$3.30	$3.05
Earnings per share — Diluted	$0.53	$0.62	$3.71	$3.18	$2.90

(a)	See Note 5.

(b)	On October 15, 2007, we settled a forward purchase contract with Lehman Brothers Holdings, Inc. by issuing 14.3 million shares of common stock in exchange for $750.0 million cash.
(7)	As of the beginning of fiscal 2008, we adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” Upon adoption, we recorded a $218.1 million reduction to accrued taxes within other current liabilities, a $151.9 million reduction to goodwill, a $57.8 million increase to additional paid-in capital and an $8.4 million increase to retained earnings. In addition, we had gross unrecognized tax benefit liabilities of $535.0 million that we reclassified from other current liabilities to other liabilities.
(8)	The effective tax rate for fiscal 2008 was 34.4 percent compared to 34.3 percent for the same period of fiscal 2007. Our consolidated effective income tax rate is influenced by tax planning opportunities available to us in the various jurisdictions in which we operate. The 0.1 percentage point increase is the result of an increase in the state income tax rate due to more income in higher rate jurisdictions and lower foreign tax credits. These items were primarily offset by a favorable U.S. Federal District Court decision on an uncertain tax matter that reduced our liability for uncertain tax positions and related accrued interest by $30.7 million. The IRS has appealed the District Court decision, and accordingly, its ultimate resolution is subject to change.
(9)	We have included in this release a measure that is not defined by generally accepted accounting principles (diluted earnings per share excluding certain items). We believe that this measure provides useful supplemental information to assess our operating performance. This measure should be viewed in addition to, and not in lieu of, our diluted earnings per share as calculated in accordance with generally accepted accounting principles.

	Quarter Ended		Fiscal Year
	May 25,	May 27,
Per share data	2008	2007	2008	2007

Diluted earnings per share, as reported	$0.53	$0.62	$3.71	$3.18
Less: Mark-to-market impact from hedges on open commodity positions and grain inventories (a)	(0.20)	—	0.10	—
Less: Reduction in tax reserve (b)	—	—	0.09	—

Diluted earnings per share, excluding certain commodity impacts and income tax adjustment	$0.73	$0.62	$3.52	$3.18

(a)	See Note 2.

(b)	See Note 8.
(10)	On June 11, 2008, we acquired Humm Foods, Inc. (Humm), the maker of Lärabar raw fruit-and-nut energy bars in Denver, Colorado. We issued 0.9 million shares of our common stock to the shareholders of Humm as consideration for the merger.